Joint Filers’ Names and Addresses

(1) SEG Partners, L.P.

(2) SEG Partners II, L.P.

(3) George S. Loening

The business address for all of the above reporting persons is:

c/o Select Equity Group
380 Lafayette Street
New York, N.Y. 10003